EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nationwide Mutual Funds of our reports dated December 19, 2018, relating to the financial statements and financial highlights, which appear in the Nationwide Mutual Funds’ Annual Reports on Form N-CSR for the year ended October 31, 2018. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 19, 2019